EXHIBIT 99.2

RedChip Agreement

This JOINT MARKETING AGREEMENT (the “Agreement”) is made and entered into this day the April 6th, 2017 by and between RedChip Companies Inc., located at 1017 Maitland Center Commons Blvd., Maitland, Florida 32751 (hereinafter referred to as “RC”); BMC Capital, Inc., a Nevada corporation (“BMC”); and Hard Asset Management, Inc., a Puerto Rico corporation (the “Company”) located at Cond. Madrid, Suite 304 1760 Loiza Street San Juan, P.R. 00911.

WITNESSETH:

In consideration of the mutual promises and covenants contained herein, the parties hereto agree as follows:

1. INDEPENDENT CONTRACTOR

The Company hereby hires and employs RC as an independent contractor; and RC does hereby accept its position as an independent contractor to the Company, upon the terms and conditions hereinafter set forth.

2. TERM

The initial term of the RC Investor Relations, Research and Media Program (the “IR Program Term”) shall be for twelve (12) months from the date starting April 10th, 2017.

3. DUTIES AND OBLIGATIONS OF RC

During the RedChip IR (the Investor Relations Program), RC shall have the following duties and obligations under this Agreement.

3.1 RedChip Money Report™ TV Interview recorded and delivered for production to NewsMax, Family Channel, Blaze TV and Roku on Demand. Aired in up to 100M USA homes a minimum of four (4) times every six months.

3.2 Money Report TV Interview - digital distribution to generate a minimum of 15,000 investor views per quarter.

3.3 Micro-Ad corporate video produced and set for digital distribution through social media. RedChip will generate 15,000 investor views per quarter.

3.4 Produce the Company Investor Relations Landing Page on the RedChip website.

3.5 Company Fact Sheet completed and distributed through RedChip network.

1017 Maitland Center Commons Blvd., Maitland, FL 32751 (407) 644-4256 phone * (407) 644-0758 fax www.RedChip.com

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3.6 Develop and implement capital markets messaging reflected in news releases, shareholder letters, power point presentations, social media, and traditional media.

3.7 Press Release writing and editing. Dissemination of the Company press releases digitally to the RedChip Network. Earnings call set-up and script writing.

3.8 RedChip will be available to field any calls from investors inquiring about the Company.

3.9 Roadshow in up to 8 US cities.

3.10 Feature Company in Weekly Newsletter and one (1) blog written per quarter.

3.11 Four (4) Company presentations during the 2017 virtual conference series.

3.12 RedChip will report to the Company its progress with weekly scheduled management calls and in written reports of all its activities on behalf of the Company.

3.13 Research Report with financial model completed. Emailed to 60,000 qualified small-cap investors.

4. RC’S COMPENSATION

Upon the execution of this Agreement, the Company hereby covenants and agrees to pay RC as follows:

4.1.1. Commencing on that date which is no later than 10 calendar days following the date upon which the SEC declares effective the registration statement on Form S-1 prepared and filed by BMC (the “Effective Date”), BMC shall issue or cause to be issued to RC 250,000 shares of its common stock. Additionally, effective on the first business day of each six month period successively following the Effective Date, BMC shall issue or cause to be issued to RC 250,000 shares of its common stock.

4.1.2. Those shares of BMC’s common stock issued pursuant to this Section 4 shall be restricted securities and shall be vested and considered fully paid on the respective dates of issuance.

4.1.3. BMC shall use its best efforts to cause the restrictive legends on the certificates evidencing and representing those shares of BMC’s common stock issued pursuant to the provisions of this Section 4 to be removed from those certificates on such date(s) as soon as lawfully permitted.

4.2. $10,000 per month starting on April 10th, 2017.

1017 Maitland Center Commons Blvd., Maitland, FL 32751 (407) 644-4256 phone * (407) 644-0758 fax www.RedChip.com

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5. RC’S EXPENSES AND COSTS

The Company shall pay all costs of food, beverage and rental of facility for broker/investor meetings provided all the above activities and budget were pre-approved by the Company.

6.  COMPANY’S DUTIES AND OBLIGATIONS

The Company shall have the following duties and obligations under this Agreement:

6.1 Cooperate fully and timely with RC so as to enable RC to perform its obligations under this Agreement.

6.2 The Company will act diligently and promptly in reviewing materials submitted to it from time to time by RC and inform RC of any inaccuracies of which it is aware contained therein prior to the dissemination of such materials.

6.3 Give full disclosure of all material facts or information concerning the Company to RC and update such information on a timely basis.

7. NONDISCLOSURE

Except as may be required by law, or in the course of normal business, neither the Company nor RC shall disclose the contents and provisions of this Agreement to any individual or entity without the other party’s prior consent.

Both the Company and RC shall instruct its officers, directors, employees, agents and affiliates of this obligation. If the Company shall provide any information to RC for background or other purposes which it shall identify as confidential or non-public information, RC shall not disclose such information to any party, except as may be required by law pursuant to a written opinion of competent counsel, during the term of this Agreement and for a period of one (1) year thereafter, and RC shall inform its employees, agents, officers, directors and agents of this obligation.

8. MISCELLANEOUS

8.1. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing, and shall be deemed to have been duly given when delivered personally or sent by registered or certified mail, return receipt request, postage prepaid to the parties hereto at their addresses indicated hereinafter. Either party may change his or its address for the purpose of this paragraph by written notice similarly given.

8.2 Entire Agreement. This Agreement represents the entire agreement between the Parties in relation to its subject matter and supersedes and voids all prior agreements between such Parties relation to such subject matter.

8.3 Amendment of Agreement. This Agreement may be altered or amended, in whole or in part, only in writing signed by both parties.

8.4 Waiver. No waiver of any breach or condition of its Agreement shall be deemed to be a waiver of any other subsequent breach or condition, whether of alike or different nature, unless such shall be signed by the person making such waivers and/or which so provides by its terms.

1017 Maitland Center Commons Blvd., Maitland, FL 32751 (407) 644-4256 phone * (407) 644-0758 fax www.RedChip.com

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8.5 Captions. The captions appearing in this Agreement are inserted as matter of convenience and for reference and in no way affect this Agreement, define, limit or describe its scope or any of its provisions.

8.6 Situs. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, without reference to the conflict of laws provisions thereof.

8.7 Benefits; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto, their successors and permitted assigns. This Agreement may not be assigned by either party without the written consent of the other party.

8.8 Currency. In all instances, references to monies used in this Agreement shall be deemed to be United States dollars.

9. COUNTERPARTS

This Agreement may be executed in counterpart and by fax transmission, each counterpart being deemed an original.

IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first above written.

Hard Asset Management, Inc., a Puerto Rico corporation	BMC Capital, Inc., a Nevada corporation

/s/Christian Briggs	/s/Christian Briggs
CONFIRMED AND AGREED	CONFIRMED AND AGREED

REDCHIP COMPANIES, INC. / REDCHIP COMPANIES, INC.

By:	/s/ Dave Gentry	By:	/s/ Jon Cunningham
	Duly Authorized		Witness

	Dave Gentry		Jon Cunningham
	Print Name		Print Name

1017 Maitland Center Commons Blvd., Maitland, FL 32751 (407) 644-4256 phone * (407) 644-0758 fax www.RedChip.com

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